SCHEDULE 14A
                            (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                 Securities and Exchange Act of 1934

Filed by the Registrant  [ X  ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   RESEARCH FRONTIERS INCORPORATED
        (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fees paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:



               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            June 10, 1999


To the Stockholders of Research Frontiers Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the "Company") will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 10, 1999 at 11:00 A.M., local time, for the following purposes:

     1.  To elect two Class III directors;

     2. To ratify the selection of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 1999;

     3. To adopt an amendment to the Research Frontiers Incorporated 1998 Stock Option Plan which has been approved by the Board of Directors of the Company to increase the number of shares which may be issued upon the exercise of options and other awards granted under the 1998 Stock Option Plan by 545,000 shares of Common Stock of the Company; and

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 19, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     Management requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

                                           By Order of the Board of Directors,


                                           VICTOR F. KEEN, Secretary

Woodbury, New York
April 30, 1999

                   RESEARCH FRONTIERS INCORPORATED

                         PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS
                To be held Thursday, June 10, 1999


     This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 10, 1999, at 11:00 A.M., local time, and all adjournments thereof.

     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the election of the nominee for director listed below, (ii) for the ratification of the selection of the independent auditors, and (iii) for adoption of the proposed amendment to the Company's 1998 Stock Option
Plan. The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

     The Company's executive offices are located at 240 Crossways Park Drive, Woodbury, New York 11797-2033. On or about April 30, 1999 this Proxy Statement and the accompanying form of proxy together with a copy of the Annual Report of the Company for the year ended December 31, 1998, including financial statements, are to be mailed to each stockholder of record at the close of business on April 19, 1999.

                        VOTING SECURITIES

     Only stockholders of record at the close of business on April 19, 1999 are entitled to vote at the meeting. As of April 19, 1999, the Company had issued and outstanding and entitled to vote 10,955,780 shares of common stock, par value $0.0001 per share (the "Common
Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote. The majority of all the outstanding shares of Common Stock will constitute a quorum at the meeting. A shareholder voting either in person or through a proxy who abstains with respect to a matter being voted upon is considered to be present and entitled to vote on such matter at the meeting, and is in effect a negative vote upon such matter, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a matter shall not be considered present and entitled to vote on the matter.

     The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Company's Common Stock, and for all directors and executive officers of the Company individually and as a group.

                                               Total         Exercisable
                                               Beneficial    Warrants   Percent
Name of Beneficial Owner                       Ownership(1) and Options of Class

Robert L. Saxe . . . . . . . . . . . . . . . .    1,168,507(2)   610,425   10.10
  19 East 80th Street
  New York, NY  10021
Bernard D. Gold. . . . . . . . . . . . . . . .      461,766(3)   123,625    4.17
Joseph M. Harary . . . . . . . . . . . . . . .      356,574      354,887    3.15
Robert M. Budin. . . . . . . . . . . . . . . .      153,982(4)   116,875    1.39
All directors and officers as a group (4 persons) 2,140,829(5) 1,205,812   17.60

(1) All information is as of April 19, 1999 and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission or otherwise known to the Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power. Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements.

(2) Includes (i) 1,687 shares of Common Stock owned by Mr. Saxe's wife, Marie Saxe; (ii) 70,612 shares owned by a trust u/w Leonard S. Saxe for which Mr. Saxe serves as a co-trustee, and has a beneficial interest in one-half of the income from such trust; and (iii) 11,250 shares of Common Stock owned by a trust for the children of the late George Backer and certain others for which Mr. Saxe serves as sole trustee. Mr. Saxe disclaims beneficial ownership to all securities described in items (i) and (iii) above.

(3) Includes (i) 49,217 shares of Common Stock owned by Denise Gold, Dr. Gold's wife; and (ii) 6,187 shares of Common Stock which Dr. Gold owns jointly with his wife. Dr. Gold disclaims beneficial ownership to all securities owned by his wife.

(4) Includes 712 shares of Common Stock owned by McLafs Jr.
    Investment Club over which Mr. Budin has the sole dispositive power.

(5) Includes the securities described above in footnotes (2) through (4).

                      ELECTION OF DIRECTORS
                             (Item 1)

    Pursuant to the Company's By-Laws, four Directors constitute the entire Board of Directors of the Company. The Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the directors in Class III expires at the 1999 Annual Meeting of Stockholders. The Board of Directors proposes that the nominees described below be elected to hold office for a three-year term expiring at the 2002 Annual Meeting of Stockholders, and until the election and qualification of his respective successors. If no other choice is specified in the accompanying proxy, the persons named therein have advised management that it is their present intention to vote the proxy for the election of the nominees set forth below. Each of the members of the Board of Directors of the Company, including the nominees listed below, is presently a director of the Company, and was elected to such office by the stockholders of the Company. Should any nominee become unable to accept nomination or election, it is intended that the persons named in the accompanying proxy will vote for the election of such other person as management may recommend in the place of such nominee. There is no indication at present that the nominees will be unable to accept nomination.

    The following biographical information is provided with respect to each director:

                  Directors Standing for Election

Robert L. Saxe

Mr. Saxe, age 63, is a founder of the Company and has been Chairman of the Board of Directors of the Company since its inception in 1965, and President and Treasurer since October 1966. He graduated from Harvard College in 1956 with an A.B. degree, Cum Laude in General Studies (with a major in physics). Mr. Saxe also received an M.B.A. degree from Harvard Business School in 1960.

Robert M. Budin

Mr. Budin, age 66, has been a director of the Company since 1987. Mr. Budin was a Senior Vice President of Harold C. Brown & Co., Inc. until his retirement in 1990. Mr. Budin was a stockbroker and had been employed at Harold C. Brown & Co., Inc. since 1963.

                  Directors Continuing In Office

      Class I - Term to Expire at the 2000 Annual Meeting of
Stockholders

Joseph M. Harary

Mr. Harary, age 38, became Vice President and General Counsel to the Company in April 1992 and has been a director of the Company since
February 1993.   Mr. Harary has been counsel to the law firm of Solovay
Edlin & Eiseman, New York, New York, since 1992. Mr. Harary was associated with the law firm of Howard, Darby & Levin from 1990 to 1992, and with the law firm of Kronish, Lieb, Weiner & Hellman from 1986 to 1990. Mr. Harary graduated Summa Cum Laude from Columbia College in 1983 with an A.B. degree in economics, and received a Juris Doctor degree from Columbia Law School in 1986. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York.

       Class II - Term Expires at the 2001 Annual Meeting of Stockholders

Bernard D. Gold

Dr. Gold, age 67, has been a director of the Company since June 1991. Dr. Gold has been an oral and maxillofacial surgeon in private practice since 1960, and retired from his practice in 1994. He is also an assistant professor of oral surgery at Columbia University School of Dental and Oral Surgery in New York, New York, and retired in 1993 as the director of oral and maxillofacial surgery at Kings County Hospital Center in Brooklyn, New York.

    The Board of Directors has an Audit Committee and Executive Committee, but does not have a nominating or compensation committee.
The Board of Directors' Executive Committee is composed of Robert L. Saxe, Joseph M. Harary and Robert M. Budin. Robert M. Budin and
Bernard D. Gold served on the Audit Committee in 1998. The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, and the performance of the Company's independent public accountants. During 1998, the Company's Board of Directors met four times and acted by written consent once, and the Board's Audit Committee met four times. No incumbent director failed to attend any meetings of the Board of Directors during 1998. Biographical information for the Company's executive officers, Robert L. Saxe and Joseph M. Harary, is provided above.

    The Board of Directors recommends a vote FOR election of the nominees listed above and it is intended that proxies not marked to the contrary will be so voted. Election of such nominees requires the affirmative vote of the holders of a plurality of the shares of the Company's Common Stock present, or represented, and entitled to vote at the Annual Meeting.

                  INDEPENDENT PUBLIC ACCOUNTANTS
                             (Item 2)

    The Board of Directors unanimously recommends a vote FOR
ratification of the selection of the accounting firm of KPMG LLP as independent auditors of the Company for the fiscal year ending
December 31, 1999. The ratification requires a majority vote of those shares of Common Stock represented and eligible to vote at the 1999
Annual Meeting of Stockholders.   Representatives of KPMG LLP are
expected to attend the meeting, will have the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions.

         ADOPTION OF AMENDMENT TO 1998 STOCK OPTION PLAN
                             (Item 3)

    On June 11, 1998, the stockholders of the Company adopted a stock option plan entitled the "1998 Stock Option Plan" (the "1998 Plan") which provides for the granting of both incentive stock options at the fair market value at the date of grant and nonqualified stock options at or below the fair market value at the date of grant to employees or non-employees who, in the determination of the Board of Directors, have made or may make significant contributions to the Company in the future. The Company may also award stock appreciation rights or restricted stock under this plan. The Company has reserved 540,000 shares of its common stock for issuance under the 1998 Plan. The purpose of the 1998 Plan is to afford an incentive to executive officers, other employees and non-employee directors and consultants of the Company to acquire a proprietary interest in the Company, to continue as employees or non-employee directors (as the case may be), to increase their efforts on behalf of the Company and to promote the success of the Company's business. To further such purposes, stock options, stock appreciation rights and restricted stock may be granted pursuant to the 1998 Plan. The Board of Directors believes that the granting of stock options under the 1998 Plan will promote continuity of management, help attract new employees, and encourage employees, directors and officers, to increase their stock ownership in the Company and give an increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success.

    Currently awards for only 86,873 shares of common stock were available for issuance under the Company's stock option plans. Additional shares of Common Stock must be available for issuance under the 1998
Plan if the 1998 Plan is going to continue to be a meaningful way to attract and retain key personnel of the Company and accomplish the other purposes set forth above. The proposed amendment to the 1998 Plan would add an additional 545,000 shares to the 1998 Plan, which represents less than 5% of the outstanding common stock as of the record date.

         FEDERAL INCOME TAX ASPECTS OF AWARDS UNDER THE 1998 PLAN

    The following is a brief summary of the federal income tax consequences of awards made under the 1998 Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

Incentive Stock Options. No regular taxable income is realized by the participant upon the grant or exercise of an incentive stock option ("ISO"). However, a tax preference item under the Alternative Minimum Tax would be generated upon exercise of the ISO. If a participant does not sell the stock received upon the exercise of an ISO ("ISO Shares") for at least two years from the date of grant and within one year from the date of exercise, when the shares are sold any gain (loss) realized will be long term or short term capital gain (loss) depending upon the actual holding period. In such circumstances, no deduction will be allowed to the Company for federal income tax purposes. If ISO Shares are disposed of prior to the expiration of either of the holding periods described above, the participant generally will realize ordinary income at that time equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the price paid for such ISO Shares.
The Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short term or long term capital gain or loss. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

Non-Qualified Stock Options. No income is realized by the participant at the time a non-qualified stock option is granted. Generally upon exercise of a non-qualified stock option, the participant will realize ordinary income in an amount equal to the difference between the price paid for the shares and the fair market value of the shares on the date of exercise. The
Company will be entitled to a tax deduction in the same amount. Any appreciation (or depreciation) after the date of exercise will be either short term or long term capital gain (or loss), depending upon the length of time that the participant has held the shares.

Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash and/or the fair market value of any shares received. The Company will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives common stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under Non-Qualified
Stock Options.

Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less any consideration paid for the stock. The Company will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the participant has long term or short term capital gain or loss on a subsequent sale generally begins when the stock is no longer subject to forfeiture, and the participant's tax basis for such shares will generally equal the fair market value of such shares on such date.
However, a participant may elect, under Section 83(b) of the Internal
Revenue Code, within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. By reason of such an election, the participant's holding period will commence on the date of grant and the participant's tax basis will be equal to the fair market value of the shares on that date (determined without regard to restrictions). Likewise, the Company generally will be entitled to a deduction at that time in the amount that is taxable as ordinary income to the participant. If shares are forfeited after making such an election, the participant will be entitled to a deduction, refund, or loss for tax purposes only in an amount equal to the purchase price of the forfeited shares regardless of whether he made a Section 83(b) election.

    The Board of Directors recommends a vote FOR approval of the amendment to the 1998 Plan and it is intended that proxies not marked to the contrary will be so voted. Approval of the amendment to the 1998 Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, or represented, and entitled to vote at the Annual Meeting.


                      EXECUTIVE COMPENSATION

    The following table sets forth information regarding all cash compensation paid by the Company and stock options granted during the fiscal years indicated to Robert L. Saxe, the Company's chief executive officer, and to each of the Company's executive officers during the past fiscal year.

Name of Executive and                           Other Annual     Number of Stock
Principal Positions           Year    Salary    Compensation(1)  Options Awarded

Robert L. Saxe,               1998   $322,911      $101,006           240,000
 Director, Chairman of        1997   $297,589      $  4,428            70,000
 the Board, President         1996   $268,419      $ 36,150           120,000
 and Treasurer

Joseph M. Harary,             1998   $230,319      $109,905           166,500
 Director, Vice President     1997   $211,473      $ 15,769            35,000
 and General Counsel,         1996   $177,435      $ 38,381            60,000
 and Assistant Secretary

(1) Consists of the payment of accrued but unused vacation, and a performance bonus which was paid during 1996 and 1998.

                 Report on Executive Compensation

    The compensation of executive officers of the Company, including the Company's chief executive officer, is determined by the Company's entire Board of Directors whose names are listed below at the end of this report. The salaries of all executive officers are reviewed at least twice annually by the Board. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, years of service, performance of the Company's stock, and other relevant considerations. The Company's goal is to set salary levels somewhat below those of comparable companies, and to supplement such compensation with the grant of stock options and bonuses. This approach is designed to more closely align total executive compensation with the long-term performance of the Company and enable all employees of the Company to participate in the Company's growth. Through ownership of stock options, the executive is rewarded if the Company's stockholders receive the benefit of appreciation of the price of the Company's Common Stock. Because the Company believes that its success is dependent upon the coordinated efforts of all of its employees, and that teamwork is essential in further developing the Company's technology and meeting the expectations of the Company's licensees and stockholders, all current employees of the Company were granted stock options during the past fiscal year.

    The Board of Directors and the stockholders have adopted two stock option plans which remain in effect. The purpose of these stock option plans is to attract key employees, officers and directors and to encourage their continued employment and services and their increased stock ownership in the Company. The Board of Directors believes that the granting of stock options under these stock option plans will promote continuity of management, and will result in the increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. Currently awards for only 86,873 shares of common stock were available for issuance under the Company's stock option plans. If any options expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto will again be available for issuance under these stock option plans.

    The Company's stock option plans are administered by a committee of at least two directors who are not officers and employees of the Company (the "Administrators"). Currently the Administrators consist of Mr. Budin and Dr. Gold, who serve as members of the Company's Stock
Option Committee. Options which qualify as Incentive Stock Options ("ISO's") under the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualifying options ("NQSO's") may be issued under the 1992 Plan. Also stock appreciation rights and restricted stock may be awarded under the Company's 1998 Stock Option Plan. The number of options to be granted under these stock option plans are determined by the Administrators in their discretion.

    The purchase price of Common Stock subject to each option issued under these stock option plans will be determined by the Board of Directors or the Administrators, as the case may be, but in the case of an ISO may not be less than (i) the fair market value of the Common Stock subject to the option on the date of grant or (ii) in the case of an option granted to an employee who, at the time the option is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value of the Common Stock subject to the option on the date of grant. Options under these stock option plans may be exercised in the manner and at such times fixed by the Board of Directors, but may not be exercised for a term of more than 10 years, or for a term of five years in the case of an employee who, at the time an ISO is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company. In no event may ISO's exercisable for stock having an aggregate fair market value of $100,000 (together with all ISO's granted under any other stock option) be granted which first become exercisable in any one calendar year. Options are not transferable except by will or intestacy on the death of the optionee. In general, ISOs terminate when an optionee ceases to be employed by the Company or within a specified period after the termination of such employment depending upon the reason for such termination.

                             BOARD OF DIRECTORS:
                             Robert M. Budin
                             Bernard D. Gold
                             Joseph M. Harary
                             Robert L. Saxe

Employment Arrangements

    The Company entered into an employment agreement with Mr.
Robert L. Saxe which automatically renews itself for successive one-year terms unless either the Company or Mr. Saxe gives the other at least 90 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, Mr. Saxe received an annual base salary from the Company of $322,911 during 1998 and will receive an annual base salary of $345,515 through December 31, 1999. The Board of Directors may, in its discretion, authorize a higher salary for Mr. Saxe. Pursuant to his employment agreement, Mr. Saxe has agreed not to compete with the Company for a period of two years following the termination of his employment thereunder. The Company maintains key-man life insurance on the life of Mr. Saxe in the amount of $500,000.

                  Stock Options Granted in 1998

    The following table sets forth information regarding all grants of options to the individuals named in the executive compensation table appearing on page 7 during the fiscal year ended December 31, 1998, and the potential realizable value of such options using a 5% and 10% assumed annual rate of appreciation in the price of the Company's Common Stock.
The particular assumed annual rates of stock price appreciation used in this table are specified under the rules and regulations of the Securities and Exchange Commission and are not necessarily indicative of future stock price performance or the Company's projections thereof. Over a ten-year option term, the corresponding increase in the Company's market capitalization over the same period would be (a) $73,457,487 with an assumed 5% annual rate of stock appreciation, and (b) $186,155,695 with an assumed 10% annual rate of stock appreciation. Of the options listed below for each of Mr. Saxe and Mr. Harary, 13,900 options exercisable at $7.15625 per share did not become exercisable until January 1, 1999.

                          Percent                           Potential Realizable
                          of Total                            Value at Assumed
                          Options                              Annual Rates of
                          Granted                                 Stock Price
                 Number of  to      Exercise                   Appreciation for
                 Options  Employees Price     Expira-           Term of Option
Name             Granted  in 1998   Per Share tion Date       5% ($)    10% ($)

Robert L. Saxe   120,000  22.80%   $7.15625 June 10, 2008    $477,506 $1,210,094
Robert L. Saxe   120,000  22.80%   $7.375   December 8, 2008 $556,572 $1,410,462
Joseph M. Harary  60,000  11.40%   $7.15625 June 10, 2008    $207,474 $  525,781
Joseph M. Harary  36,500   6.94%   $6.75    August 25, 2008  $154,944 $  392,658
Joseph M. Harary  70,000  13.30%   $7.375   December 8, 2008 $324,667 $  822,770

    Stock Options Exercised in 1998 and Year-End Option Values

    The following table sets forth information regarding all exercises of options by the individuals named in the executive compensation table appearing on page 7 during the fiscal year ended December 31, 1998 and the value of options realized upon exercise, and of unexercised options held by such persons on December 31, 1998, measured in terms of the average trading price of the Company's Common Stock on the date of exercise and on the last trading day of the year, respectively. A total of 1,467,359 stock options issued by the Company were exercisable at year-end.

                                            Number of           Value of Exerci-
                                           Exercisable       sable In-the-Money
                  Number of               Options which         Options which
               Shares Acquired  Value    Remain Unexercised  Remain Unexercised
Name             on Exercise    Realized  at Dec. 31,1998     at Dec. 31, 1998

Robert Saxe          --         $ --           607,150            $ 1,857,347
Joseph Harary        --           --           340,987            $ 1,074,080

                     Stock Price Performance

    The following table sets forth the range of the high and low selling prices (as provided by the National Association of Securities Dealers) of the Company's common stock for each quarterly period within the past two fiscal years:

          Quarter Ended                  Low       High

          March 31, 1997               5.6250      9.8750
          June 30, 1997                4.8750      7.8750
          September 30, 1997           5.8750     11.6250
          December 31, 1997            7.0625     10.1250
          March 31, 1998               6.5000      9.7500
          June 30, 1998                5.6250      8.3750
          September 30, 1998           5.4375      7.6250
          December 31, 1998            5.7500     11.1250

These quotations may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.


     The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 1993 in the Company's Common Stock (REFR), the NASDAQ Composite (U.S.)
Stock Index, and the NASDAQ Electronic Component Stock Index. The stock price performance shown on the graph below reflects historical data provided by the National Association of Securities Dealers, Inc. and is not necessarily indicative of future price performance.

[graph with the following data points]

Date      Index       Index     Index
       U.S. NASDAQ Electronics REFR Ask

12/31/93  $100.00   $100.00   $100.00
01/31/94  $103.03   $105.29   $107.00
02/28/94  $102.07   $110.43   $106.25
03/31/94  $95.80    $105.67   $82.50
04/29/94  $94.55    $101.18   $83.75
05/31/94  $94.79    $101.00   $93.75
06/30/94  $91.32    $95.34    $76.25
07/29/94  $93.19    $95.58    $86.25
08/31/94  $99.13    $106.65   $77.50
09/30/94  $98.88    $106.21   $71.25
10/31/94  $100.82   $110.33   $73.75
11/30/94  $97.48    $109.39   $67.50
12/30/94  $97.75    $110.49   $65.00
01/31/95  $98.31    $114.61   $62.50
02/28/95  $103.51   $129.64   $75.00
03/31/95  $106.58   $138.28   $72.19
04/28/95  $109.94   $159.72   $68.75
05/31/95  $112.77   $172.65   $71.25
06/30/95  $121.91   $196.53   $82.50
07/31/95  $130.87   $216.93   $80.00
08/31/95  $133.53   $212.64   $125.00
09/29/95  $136.60   $211.75   $142.50
10/31/95  $135.81   $221.76   $125.00
11/30/95  $139.00   $201.71   $131.25
12/29/95  $138.26   $182.99   $102.50
01/31/96  $138.94   $182.94   $106.25
02/29/96  $144.22   $190.82   $97.50
03/29/96  $144.70   $181.85   $93.75
04/30/96  $156.70   $212.96   $102.50
05/31/96  $163.90   $226.12   $102.50
06/28/96  $156.51   $207.74   $78.75
07/31/96  $142.55   $201.23   $77.50
08/30/96  $150.54   $215.83   $86.25
09/30/96  $162.05   $251.81   $95.00
10/31/96  $160.26   $270.40   $76.25
11/29/96  $170.17   $313.60   $78.75
12/31/96  $170.01   $316.46   $77.50
01/31/97  $182.10   $376.63   $86.25
02/28/97  $172.03   $333.06   $71.25
03/31/97  $160.79   $318.92   $62.50
04/30/97  $165.82   $345.56   $68.75
05/30/97  $184.61   $357.10   $62.50
06/30/97  $190.27   $340.89   $63.75
07/31/97  $210.35   $427.90   $91.25
08/29/97  $210.03   $438.06   $107.50
09/30/97  $222.44   $442.68   $100.63
10/31/97  $210.92   $370.23   $96.25
11/28/97  $211.98   $368.49   $85.63
12/31/97  $208.58   $331.74   $77.50
01/30/98  $215.16   $369.04   $71.25
02/27/98  $235.36   $410.49   $94.38
03/31/98  $244.05   $364.80   $80.63
04/30/98  $248.20   $383.52   $75.63
05/29/98  $234.57   $334.10   $73.75
06/30/98  $251.12   $339.36   $63.13
07/31/98  $248.47   $367.28   $61.25
08/31/98  $199.75   $302.03   $65.00
09/30/98  $227.34   $352.87   $70.00
10/30/98  $236.63   $382.64   $68.75
11/30/98  $259.94   $457.10   $77.50
12/31/98  $293.21   $512.87   $110.00

                       CERTAIN TRANSACTIONS

     The following is a description of any transactions involving indebtedness of management to the Company which exceeded $60,000 during 1998. Robert L. Saxe, the President and Chairman of the Company, borrowed $200,000 from the Company during 1996 and $925,000 during 1997. Robert I.. Thompson, the Company's former Executive Vice
President and a Director borrowed $50,000 from the Company in 1993, $167,000 in 1994, 55,000 in 1996, and $460,000 in 1997. The Company
loaned its Vice President, Joseph M. Harary, $32,500 in 1994,  $95,000 in
1996, and $5,000 in 1997. During 1997, officers repaid several loans and made aggregate principal payments of $592,353 of which $39,810 was paid in cash and $552,543 was paid through the surrender of shares of the Company's common stock. During 1998, officers made aggregate principal payments of $542,186 against such loans of which $40,000 was paid in cash and $502,186 was paid through the surrender of the Company's common stock. Each of the aforementioned loans relate to the purchase of Common Stock of the Company, are collateralized by the pledge of shares of Common Stock of the Company, may be prepaid in part or in full without notice or penalty, are represented by a promissory note which bears interest at a rate per annum equal to the broker call rate in effect on the first day of each calendar quarter, and permit repayment of the loan in cash or by delivery of securities of the Company having a fair market value equal to the balance of the loan outstanding.

                    2000 STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal for action at the Company's 2000 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company's By-Laws and of Rule 14a-8 of the Securities and Exchange Commission. Rule 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797,
Attention: General Counsel, by December 31, 1999.

    SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                    GENERAL AND OTHER MATTERS

     Management knows of no matter other than the matters described above which will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.

                         By Order of the Board of Directors


                         VICTOR F. KEEN
                         Secretary

Woodbury, New York
April 30, 1999

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S
ANNUAL REPORT ON
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING FINANCIAL
STATEMENTS
AND ANY SCHEDULES THERETO (EXCEPT EXHIBITS), TO EACH OF THE
COMPANY'S
STOCKHOLDERS, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO
THE COMPANY'S
OFFICES, ATTENTION: ASSISTANT SECRETARY. REQUESTS FROM BENEFICIAL
STOCKHOLDERS
MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON APRIL 19,
1999.

                       [PROXY CARD - FRONT]

   PROXY               RESEARCH FRONTIERS INCORPORATED
           240 Crossways Park Drive, Woodbury, New York 11797-2033 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS - June 10, 1999

        The undersigned hereby appoints Robert L. Saxe and Joseph
   M. Harary, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 10, 1999, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

              Dated:_______________________________________________  _____, 1999
                    ____________________________________________________________
                    ____________________________________________________________
                    Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

 PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

                       [PROXY CARD - BACK]


   1.   ELECTION OF CLASS III DIRECTORS

        NOMINEES: Robert M. Budin and Robert L. Saxe.

        [  ] FOR ALL nominees listed above.

        [  ] FOR ALL nominees listed above EXCEPT:_____________________________

        (Instruction: To withhold authority to vote on any individual nominee, write the name in the space at the right.)

        [  ] WITHHOLD AUTHORITY to vote for all nominees listed above.

   2.   RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT
AUDITORS OF THE
        COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

        [  ]  FOR RATIFICATION   [  ]  AGAINST RATIFICATION   [  ]  ABSTAIN

   3.   ADOPTION OF AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN.
        [  ]  FOR ADOPTION  [  ]  AGAINST ADOPTION    [  ]  ABSTAIN

   4. In their discretion, upon such other matters as may properly come before the meeting. If no specification is made, this proxy will be voted FOR ALL the nominees listed above and FOR APPROVAL of Proposals 2 and 3.

Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 10, 1999.

                              Yes  [  ]      No  [  ]